EXHIBIT 11

                        PENN TREATY AMERICAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                                   (unaudited)

                                                                  Three months
                                                                ended March 31,
                                                                ---------------
                                                       1996 (1)                  1995 (1)
                                                       --------                  --------

Shares outstanding                                   6,971,284                  4,671,284
   beginning of period

Weighted average shares of
   exercised stock options                             14,704                        --

Weighted average primary
   shares outstanding                               6,985,988                  4,671,284

Net income for primary
   earnings per share                               2,693,334                  1,842,425

Net income per common
   primary share                                        $0.39                      $0.39


(1) Shares outstanding at the beginning of the period are net of Treasury Shares held at January 1, 1995 and 1994 of 605,629.